UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2006

Dear Blockbuster Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Blockbuster Inc. on Thursday, May 25, 2006, at 10:00 a.m., Central Daylight Time. The meeting will be held at Blockbuster’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas 75270.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting, which includes (1) the election of three Class I directors and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2006. Directors and officers of Blockbuster will be present to help host the meeting.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Blockbuster’s Board of Directors believes that a favorable vote on each of the matters to be considered at the meeting is in the best interests of Blockbuster and its stockholders and unanimously recommends a vote “FOR” each such matter, as further described in the accompanying proxy statement.

Most stockholders have a choice of submitting a proxy (1) on the Internet, (2) by telephone or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying material carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support. I look forward to seeing you at the meeting.

Sincerely,

John F. Antioco
Chairman of the Board and Chief Executive Officer

Blockbuster Inc. • Renaissance Tower • 1201 Elm Street • Dallas, TX 75270-2102 • Phone: (214) 854-3000

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2006

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders of Blockbuster Inc., a Delaware corporation, will be held at Blockbuster’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas 75270, on Thursday, May 25, 2006, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	The election of three Class I directors;

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent registered public accounting firm for fiscal 2006; and

(3)	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 5, 2006 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your vote is important. We urge you to review the accompanying material carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Bryan J. Pechersky
Vice President and Secretary

Dallas, Texas

April 25, 2006

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2006

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Blockbuster for use at our 2006 annual meeting. In this proxy statement, references to “Blockbuster,” the “Company,” “we,” “us,” “our” and similar expressions refer to Blockbuster Inc., unless the context of a particular reference provides otherwise.

2006 Annual Meeting Date & Location

Blockbuster’s 2006 annual meeting of stockholders will be held at Blockbuster’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas 75270, on Thursday, May 25, 2006, at 10:00 a.m., Central Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 25, 2006.

Stockholders Sharing an Address

Registered Stockholders:    Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each of our proxy statement and annual report on Form 10-K per account even if at the same address.

Street-name Stockholders:    Most banks and brokers are delivering only one copy of each of our proxy statement and annual report on Form 10-K to consenting street-name stockholders (you own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank or broker, or, in most cases, by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report on Form 10-K at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank or broker. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717, or telephoning (800) 542-1061. Your instructions must include the name of your stockbrokerage firm and your account number.

Electronic Delivery Option

Instead of receiving future copies of these materials by mail, street-name stockholders may have the opportunity to receive copies of the proxy materials electronically. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service. In addition, the notice of annual meeting, proxy statement and other proxy materials are available on our website at www.blockbuster.com. Neither the Blockbuster website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

Voting by Class A and Class B Common Stockholders

Stockholders Entitled to Vote

We have two classes of common stock outstanding: (1) Class A common stock, which is entitled to one vote per share; and (2) Class B common stock, which is entitled to two votes per share.

The holders of Class A common stock and Class B common stock will vote together as a single class on the matters to be considered at the annual meeting, and their votes will be counted and totaled together. The record date for determining the Class A and Class B common stockholders entitled to notice of and to vote at the meeting and any adjournment thereof was the close of business on April 5, 2006, at which time we had issued and outstanding 119,112,877 shares of Class A common stock and 72,000,000 shares of Class B common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” for information about Class A and Class B common stock beneficially owned by our directors and executive officers as of the date indicated in such section. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any Class A or Class B common stockholder, for any purpose germane to the meeting, during ordinary business hours at Blockbuster’s corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. Larry J. Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, and Mr. Bryan J. Pechersky, Vice President and Secretary, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, telephone or the Internet, as applicable. In the absence of your direction, the management proxy holders will vote your shares as recommended by our Board. Accordingly, for stockholders who have their shares voted by duly delivering a proxy solicited by the Board, the management proxy holders will vote all shares represented by such valid proxies as follows, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors)—FOR the election of each of the three persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors; and

•	Proposal II (Ratification of Appointment of Auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) for fiscal 2006.

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by the Board will provide the management proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders of record entitled to cast at least a majority of the votes that all Class A and Class B common stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained.

Under the rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters regarding which brokers do not have discretionary authority to vote even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposals I and II to be voted on at our annual meeting, brokers will have discretionary authority in the absence of timely instructions from their customers. As a result, there should not be any broker non-votes in connection with these proposals.

•	Proposal I (Election of Directors)—To be elected, each nominee for election as a Class I director must receive the affirmative vote of a plurality of the votes of the shares of Class A and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. This means that director nominees with the most votes are elected, even if a nominee does not receive a majority. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for this proposal and, therefore, will not affect the outcome of the vote on this proposal.

•	Proposal II (Ratification of Appointment of Auditors)—Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2006 requires the affirmative vote of the holders of a majority of the votes of the Class A and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal.

Voting Procedures

Registered Stockholders:    Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 1:00 a.m., Central Daylight Time, on May 25, 2006.

•	By Internet. You may submit a proxy electronically on the Internet, using the web site listed on the proxy card. Please have your proxy card in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 1:00 a.m., Central Daylight Time, on May 25, 2006.

•	In Person. You may vote in person at the annual meeting by completing a ballot (attending the meeting without completing a ballot will not count as a vote).

Street-name Stockholders:    Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person With a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely delivery of a valid, later-dated executed proxy;

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any earlier proxy); or

•	filing an instrument of revocation received by the Secretary of Blockbuster Inc. at 1201 Elm Street, Dallas, Texas 75270, by 5:00 p.m., Central Time, on Wednesday, May 24, 2006.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Blockbuster Class A or Class B common stock that is held by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or telegram, without additional compensation. We also have retained Morrow & Co., Inc. (“Morrow”) to solicit proxies from stockholders in connection with our annual meeting. Under the agreement, Morrow will provide consultation and preparation services in connection with the solicitation, deliver proxy materials to banks, brokers and intermediaries, as well as perform the actual solicitation of proxies from brokers, banks and nominees for a fee of $7,500. In addition, we will reimburse Morrow for any mailing expenses and other disbursements made on our behalf in connection with the solicitation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Class A and Class B common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2005, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attn: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

CORPORATE GOVERNANCE

Governance Overview

Our Board has adopted corporate governance guidelines as part of its continuing effort to enhance corporate governance at Blockbuster and to communicate Blockbuster’s governance policies to stockholders and other interested parties. The guidelines address a variety of governance topics, including:

•	director independence and qualification standards,

•	responsibilities of directors,

•	Board meetings,

•	executive sessions of non-management directors,

•	Board committees,

•	Board access to management and outside advisors,

•	director orientation and continuing education,

•	non-employee director compensation,

•	evaluation and succession planning for our Chief Executive Officer,

•	periodic self-evaluations of Board and committee effectiveness and functioning, and

•	service by directors on other boards.

Our Corporate Governance Guidelines, along with our Business Conduct Statement, Supplemental Code of Ethics for Blockbuster’s Senior Financial Officers, charters of our standing board committees and our second amended and restated certificate of incorporation and amended and restated bylaws, provide the basic framework for the governance of Blockbuster. Our certificate of incorporation and bylaws are filed as exhibits to our public filings with the Securities and Exchange Commission (the “SEC”). These filings can be accessed free of charge from our website at www.blockbuster.com under the link for “Investor Relations.” The remaining documents referenced above are also available free of charge on our website under the link for “Investor Relations.” Copies of these documents will be provided to stockholders, without charge, upon written request to Blockbuster Inc., Attn: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions. Neither the Blockbuster website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

Board of Directors and Board Committees

Our business is managed under the direction of our Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 17 times and acted by unanimous written consent 11 times during the 2005 fiscal year. During the 2005 fiscal year, each incumbent director participated in at least 75% of the aggregate number of meetings of the Board and applicable committee meetings held during the period for which he or she was a director.

The Board has separately designated standing audit, nominating and corporate governance and compensation committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Nominating / Corporate Governance Committee	Compensation Committee
John F. Antioco	No
Edward Bleier	Yes		Member
Robert A. Bowman	Yes	Chair (2)
Jackie M. Clegg	Yes	Member (2)	Chair
Gary J. Fernandes	Yes		Member	Chair
Carl C. Icahn	Yes			Member
Strauss Zelnick	Yes	Member
Number of Meetings in 2005		13	14	11
Number of Written Consents in 2005		3	3	6

(1)	The Board has determined that the director is independent as described below under “Director Independence.”
(2)	The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. For additional information, please refer to the committee charters that are available on our website. In addition, the current Audit Committee charter, which was adopted on December 14, 2005, is attached hereto as Appendix A.

•	Audit Committee—The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to (1) the quality and integrity of our financial reports and other financial information provided by us to our stockholders, the public and others; (2) our compliance with legal and regulatory requirements; (3) our independent auditors’ qualifications, independence and performance; and (4) the performance of our internal audit function, including our systems of internal controls.

•	Compensation Committee—The primary functions of the Compensation Committee are to (1) assist management and the Board in defining and overseeing our general compensation practices; (2) review and approve, or make recommendations to the Board or the other independent directors with respect to, as the case may be, the compensation, including equity grants, of our Chief Executive Officer, other executive officers and any other employees or categories of employees as directed by the Board; and (3) produce an annual report on executive officer compensation for inclusion in our proxy statement.

•	Nominating/Corporate Governance Committee—The primary functions of the Nominating/Corporate Governance Committee are to (1) assist the Board in identifying individuals qualified to become members of the Board; (2) recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to fill any vacancy on the Board; (3) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; (4) review the criteria to be used in connection with the self-evaluations of the Board and each of its committees and oversee the evaluation of the Board and management; and (5) develop and recommend to the Board and administer our Corporate Governance Guidelines.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for managing the process for nomination of new directors. The Committee may identify potential candidates for first-time nomination as a director using a variety of sources – recommendations from our management, current Board members, stockholders or contacts in communities served by Blockbuster, or by conducting a formal search using an outside search firm selected and engaged by the Committee. During 2005, the Committee retained Spencer Stuart to assist it in identifying and evaluating potential director nominees. Following the identification of a potential director-nominee, the Committee commences an inquiry to obtain sufficient information on the background of a potential new director-nominee. Included in this inquiry is an initial review of the candidate with respect to the following factors: (1) whether the individual meets the Board’s minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under NYSE and SEC rules; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and/or Compensation Committees of the Board.

The Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including but not limited to the characteristics of independence, diversity, age, skills, experience, availability of service to Blockbuster, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Committee believes that, at a minimum, all directors, as well as any nominee recommended by the Committee, should have (1) high personal and professional integrity, (2) the ability to read and understand basic financial statements, (3) the ability to exercise sound business judgment, (4) an understanding of Blockbuster’s business and the industry in which we operate, (5) a commitment to enhancing stockholder value and (6) the willingness and sufficient time to carry out their responsibilities as a member of the Board. In addition, at least one member of the Board should have accounting or related financial management expertise, as determined in the Board’s business judgment. The Committee will consider potential nominees recommended by our stockholders for the Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Nominating/Corporate Governance Committee in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. Our bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2007 Annual Meeting.”

Assuming a satisfactory conclusion to the Committee’s review and evaluation process, the Committee presents the candidate’s name to the Board for nomination for election as a director and/or inclusion in our proxy statement.

Director Independence

Annual written questionnaires are used to gather input to assist the Nominating/Corporate Governance Committee and the Board in their determinations of the independence of the non-employee directors. In addition, our Corporate Governance Guidelines require directors to notify the Chair of the Nominating/Corporate Governance Committee, as soon as reasonably practicable, in the event that such director’s personal circumstances change in a manner that may affect the Board’s evaluation of such director’s independence.

Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Nominating/Corporate Governance Committee presented its findings to the Board on the independence of (1) Edward Bleier, (2) Robert A. Bowman, (3) Jackie M. Clegg, (4) Gary J. Fernandes, (5) Carl C. Icahn and (6) Strauss Zelnick, and the Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Blockbuster, either directly or as a partner, shareholder or officer of an organization that has a relationship with Blockbuster. The Board further determined that (1) all such non-employee directors are independent under applicable NYSE listing standards and (2) all such non-employee directors also satisfy the additional audit committee independence standards of Rule 10A-3 of the SEC other than Mr. Carl C. Icahn because of his reported beneficial ownership in Blockbuster’s equity securities in excess of 10%.

In making its most recent independence determinations, the Board considered certain relationships that it deemed not to be material. Mr. Fernandes holds a general partner interest and a limited partner interest in two real estate limited partnerships that each lease one retail building to Blockbuster. The Board determined that Mr. Fernandes’ relationship was not material, as it did during 2005 when considering this same relationship, because the transactions between Blockbuster and the limited partnerships were at arms length, Mr. Fernandes had no direct involvement with any such transactions, and the transactions in question involved only two of Blockbuster’s thousands of domestic leases. The Board also considered Mr. Icahn’s sizable beneficial ownership of Blockbuster’s common stock and preferred stock. On November 15, 2005, affiliates of Mr. Icahn purchased 38,000 shares of our convertible preferred stock with a face amount of $1,000 per share. The Board determined, based on its experience with Mr. Icahn’s service as a Blockbuster director since May 2005, that Mr. Icahn’s significant equity beneficial ownership did not constitute a material relationship that impaired his independence from management.

Executive Sessions and the Presiding Director

Our Corporate Governance Guidelines provide for regular executive sessions of the non-management directors without management participation. Our Corporate Governance Guidelines designate the Chair of the Audit Committee as the presiding director at such meetings. Mr. Bowman currently serves as the Chair of the Audit Committee.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board or individual directors, including the Chairman and chair of any Board committee. The chairs of Blockbuster’s standing Board committees are all independent directors as determined by the Board and described above under “—Director Independence.”

Stockholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board by calling The Network hotline at 1-888-441-WORD. The Chair of the Audit Committee, who is also the presiding director for meetings of non-management directors, has been designated to receive such communications. In addition, stockholders may send communications to the Board or individual directors by mail, by writing to the Board or such individual directors, c/o Blockbuster Inc., 1201 Elm Street, Dallas, TX 75270, Attn: Secretary. The Secretary’s office receives all such mailed communications initially and forwards all such communications to the applicable director or directors.

The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Bowman and Zelnick and Ms. Clegg, the current members of the Audit Committee, are each “financially literate” as interpreted by the Board in its business judgment and that Mr. Bowman and Ms. Clegg each further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the SEC.

Policies on Business Conduct and Ethics

Blockbuster has established a corporate compliance program as part of its commitment to responsible business practices in all of the communities in which it operates. The Board has adopted a Business Conduct Statement that applies to all of our employees and directors and a Supplemental Code of Ethics that applies specifically to our Chief Executive Officer, Chief Financial Officer and Controller. The Business Conduct Statement and Supplemental Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, political contributions and payments and matters relating to international business activities.

Both the Business Conduct Statement and Supplemental Code of Ethics are published on our website. Please refer to “Governance Overview” above for the location of these documents.

In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Supplemental Code of Ethics, or waivers from our Supplemental Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.blockbuster.com) within the time period required by applicable SEC and NYSE rules.

Director Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend our annual stockholders meetings. At our 2005 annual meeting, each of the incumbent directors was in attendance.

Non-Employee Directors’ Compensation

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Blockbuster does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors. As of the date of printing this proxy statement, non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

•	Annual Retainer Fee—On March 24, 2005, based on the recommendation of the Nominating/Corporate Governance Committee, the Board approved an increase in the annual retainer fee from $50,000 to $100,000. Of the $100,000, $50,000 is to be paid in shares of our Class A common stock that is non-transferable for one year after it is paid. The other $50,000 is to be paid in cash. The stock portion of the retainer fee is paid semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Blockbuster Class A common stock on the date of issuance. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•	Retainer Fee for Committee Chairs—On March 24, 2005, based on the recommendation of the Nominating/Corporate Governance Committee, the Board increased the annual cash retainer fee for (1) the Chair of the Audit Committee from $7,500 to $10,000 and (2) the Chair of the Compensation Committee from $5,000 to $7,500. In addition, the Board established an annual cash retainer fee of $7,500 for the Chair of the Nominating/Corporate Governance Committee. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•	Meeting Fees—Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement—Directors are also reimbursed for their expenses incurred in connection with their service on the Board of Directors or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of Blockbuster or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined by on a case-by-case basis.

In accordance with our director compensation arrangements described above, cash and equity compensation was paid or awarded to our current non-employee directors for their services during 2005, as shown in the table below. Cash and equity compensation was also paid or awarded pursuant to these director compensation arrangements to former directors who served on our Board during 2005.

Non-Employee Director	Cash Compensation Paid For 2005	Shares of Class A Common Stock Awarded For 2005
Edward Bleier (1)	$57,919	3,445
Robert A. Bowman	92,824	4,092
Jackie M. Clegg	100,618	4,092
Gary J. Fernandes	92,323	4,092
Carl C. Icahn (1)	52,919	3,445
Strauss Zelnick (1)	49,919	3,445

(1)	Joined the Board in May of 2005.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certificates under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2005. In addition, our Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 9, 2005.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Blockbuster Class A and Class B common stock beneficially owned by (1) the “named executive officers,” which, for purposes of this proxy statement, include our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as such on December 31, 2005 (based on salary and bonus earned during fiscal 2005); (2) each current Blockbuster director and each nominee for director; and (3) all current Blockbuster directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Class A and Class B common stock beneficially owned by each person known by Blockbuster to beneficially own more than 5% of the outstanding shares of Blockbuster Class A or Class B common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (2) ownership is as of March 1, 2006.

As of March 1, 2006, there were 119,454,598 shares of Blockbuster Class A common stock outstanding and 72,000,000 shares of Blockbuster Class B common stock outstanding.

Name	Title of Equity Securities	Beneficial Ownership of Equity Securities
		Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
John F. Antioco	Blockbuster Class A Common Blockbuster Class B Common	881,363(4) 27(4)	1,666,671 —	2.1% *
Edward Bleier	Blockbuster Class A Common Blockbuster Class B Common	10,147 —	— —	* —
Robert A. Bowman	Blockbuster Class A Common Blockbuster Class B Common	10,970 —	— —	* —
Jackie M. Clegg	Blockbuster Class A Common Blockbuster Class B Common	13,129 —	— —	* —
Gary J. Fernandes	Blockbuster Class A Common Blockbuster Class B Common	10,970 —	— —	* —

Carl C. Icahn (5)

High River Limited

Partnership (5)

Icahn & Co., Inc. (5)

Hopper Investments LLC (5)

Barberry Corp. (5)

Icahn Partners Master Fund L.P. (5)

Icahn Offshore L.P. (5)

CCI Offshore Corp. (5)

Icahn Partners L.P. (5)

Icahn Onshore L.P. (5)

CCI Onshore Corp. (5)

	Blockbuster Class A Common Blockbuster Class B Common	11,494,247(6) 5,566,131(6)	7,378,641(6) —	15.8% 7.7%

Strauss Zelnick	Blockbuster Class A Common Blockbuster Class B Common	10,147 —	— —	* —
Nicholas P. Shepherd	Blockbuster Class A Common Blockbuster Class B Common	282,679 —	— —	* —
Edward B. Stead	Blockbuster Class A Common Blockbuster Class B Common	123,028(4) —	— —	* —
Chris Wyatt	Blockbuster Class A Common Blockbuster Class B Common	166,605 —	— —	* —
Larry J. Zine	Blockbuster Class A Common Blockbuster Class B Common	533,583(4) —	— —	* —

Name	Title of Equity Securities	Beneficial Ownership of Equity Securities
		Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Deutsche Bank AG (7)	Blockbuster Class A Common	6,824,797(8)	—	5.7%
Deutsche Bank Securities Inc. (7) Deutsche Bank AG, London Branch (7)
GLG Partners LP (9)	Blockbuster Class A Common	—	6,917,125(10)	5.8%
GLG Partners Limited (9) Noam Gottesman (9) Pierre Lagrange (9) Emmanuel Roman (9)
HBK Investments L.P. (11)	Blockbuster Class B Common	5,337,715(12)	—	7.4%
HBK Partners II L.P. (11) HBK Management L.L.C. (11) Kenneth M. Hirsh (11) Laurence H. Lebowitz (11) William E. Rose (11) David C. Haley (11) Jamiel A. Akhtar (11)
M.A.M. Investments Ltd. (13)	Blockbuster Class B Common	7,862,600(14)	—	10.9%
Marathon Asset Management (Services) Ltd (13) Marathon Asset Management LLP (13) William James Arah (13) Jeremy John Hosking (13) Neil Mark Ostrer (13)
Morgan Stanley (15)	Blockbuster Class A Common	8,853,260(16)	—	7.4%
Morgan Stanley Capital Services Inc. (15)
Prentice Capital Management, LP (17)	Blockbuster Class A Common	9,192,165(18)	—	7.7%
Michael Zimmerman (17)	Blockbuster Class B Common	4,077,410(18)	—	5.7%
President and Fellows of Harvard College (19)	Blockbuster Class B Common	4,925,200(20)	—	6.8%
UBS AG (21)	Blockbuster Class A Common Blockbuster Class B Common	12,045,708(22) 6,029,741(22)	— —	10.1% 8.4%
Current directors and current executive officers as a group (11 persons)	Blockbuster Class A Common Blockbuster Class B Common	13,601,381(4) 5,566,158(4)	9,045,312 —	19.0% 7.7%

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The shares reported in this column include any restricted shares, whether vested or unvested, but do not include any unvested restricted share units, held by the named executive officers on March 1, 2006. None of the current directors or former or current executive officers hold restricted share units that can be settled within a period of 60 days from March 1, 2006.

(2)	Amounts indicated reflect shares subject to stock options or conversion rights that, on March 1, 2006, were unexercised or unconverted but were exercisable or convertible for shares of Blockbuster Class A common stock within a period of 60 days from that date. These shares are excluded from the column headed “Number of Outstanding Shares.”

(3)	Percentages are calculated based on the outstanding shares of Blockbuster Class A or Class B common stock, as appropriate, as of March 1, 2006.

(4)	This includes shares held through Blockbuster’s 401(k) plan as of December 31, 2005.

(5)	The address for Carl C. Icahn; Icahn & Co., Inc.; Icahn Offshore L.P.; CCI Offshore Corp.; Icahn Partners L.P.; Icahn Onshore L.P.; and CCI Onshore Corp. is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153. The address for High River Limited Partnership; Hopper Investments LLC; and Barberry Corp. is 100 South Bedford Road, Mount Kisco, New York 10549. The address for Icahn Partners Master Fund L.P. is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(6)	This is based on a Schedule 13D filed with the SEC on December 14, 2004, an amendment to Schedule 13D filed with the SEC on November 16, 2005, and a Form 4 filed with the SEC on January 4, 2006. The Schedules 13D and 13D/A were jointly filed by Carl C. Icahn; Icahn & Co., Inc.; Icahn Offshore L.P.; CCI Offshore Corp.; Icahn Partners L.P.; Icahn Onshore L.P.; CCI Onshore Corp.; High River Limited Partnership; Hopper Investments LLC; Barberry Corp.; and Icahn Partners Master Fund L.P. The Form 4 was filed by Carl C. Icahn. According to the Schedules 13D and 13D/A, (1) High River Limited Partnership has sole voting power and sole dispositive power with regard to 2,874,548 shares of Class A common stock and 772,320 shares of Class B common stock, and each of Barberry Corp., Hopper Investments LLC, and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (2) Icahn & Co., Inc. has sole voting power and sole dispositive power with regard to 898,000 shares of Class A common stock and 340,906 shares of Class B common stock, and each of Barberry Corp. and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (3) Icahn Partners Master Fund L.P. has sole voting power and sole dispositive power with regard to 7,381,540 shares of Class A common stock and 1,932,985 shares of Class B common stock, and each of Icahn Offshore L.P., CCI Offshore Corp., and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; and (4) Icahn Partners L.P. has sole voting power and sole dispositive power with regard to 7,708,653 shares of Class A common stock and 2,519,920 shares of Class B common stock, and each of Icahn Onshore L.P., CCI Onshore Corp., and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes. According to the Schedule 13D/A and the Form 4, Carl C. Icahn has sole voting power and sole dispositive power with regard to 10,147 shares of Class A common stock, and each of High River Limited Partnership, Icahn & Co., Inc., Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund L.P., Icahn Offshore L.P., CCI Offshore Corp., Icahn Partners L.P., Icahn Onshore L.P., and CCI Onshore Corp. disclaim beneficial ownership of such shares for all purposes.

(7)	The address for Deutsche Bank AG; Deutsche Bank Securities Inc.; and Deutsche Bank AG, London Branch is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

(8)

This is based on a Schedule 13G filed with the SEC on January 31, 2006, by Deutsche Bank AG and Deutsche Bank Securities Inc. According to the Schedule 13G, (1) Deutsche Bank Securities Inc. has sole voting power and sole dispositive power with regard to 6,623,400 shares of Class A common stock; (2) Deutsche Bank AG, London Branch has sole voting power and sole dispositive power with regard to 201,397 shares of Class A common stock; and (3) Deutsche Bank AG may be deemed to be the beneficial owner of all such shares as the parent holding company of Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch. According to the Schedule 13G, the Schedule 13G reflects securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates; and, furthermore, CIB disclaims beneficial ownership of the securities beneficially owned by (1) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (2) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB. Also according to the Schedule 13G, included in the amount of shares reported as beneficially owned are shares acquired through derivative instruments which may convert into shares of Class A common stock within 60 days of the date of the Schedule 13G.

(9)	The address for GLG Partners LP; GLG Partners Limited; Noam Gottesman; Pierre Lagrange; and Emmanuel Roman is c/o GLG Partners LP, 1 Curzon Street, London W1J 5HB, England.

(10)	This is based on a Schedule 13G filed with the SEC on January 27, 2006, by GLG Partners LP; GLG Partners Limited; Noam Gottesman; Pierre Lagrange; and Emmanuel Roman. According to the Schedule 13G, each of GLG Partners LP; GLG Partners Limited; Noam Gottesman; Pierre Lagrange; and Emmanuel Roman may be deemed to be the beneficial owner of (1) options to purchase 5,000,000 shares of Class A common stock held by GLG North American Opportunity Fund; (2) options to purchase 100,800 shares of Class A common stock held by Lyxor/GLG North American Alternative Equity Fund Ltd; (3) options to purchase 33,800 shares of Class A common stock held by Citi GLG North American Fund Ltd; (4) options to purchase 1,200,000 shares of Class A common stock held by GLG Global Aggressive Fund; and (5) 7 1/2% convertible preferred securities convertible into 582,525 shares of Class A common stock held by GLG Market Neutral Fund. Also according to the Schedule 13G, (1) GLG Partners LP acts as the investment manager for each of the aforementioned funds and has shared voting power and shared dispositive power over the securities held by the funds; (2) GLG Partners Limited is the general partner of GLG Partners LP and as such has shared voting power and shared dispositive power over the securities held by the funds; (3) Noam Gottesman, Pierre Lagrange, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., are the shareholders of GLG Partners Limited; (4) Noam Gottesman, Pierre Lagrange, and Emmanuel Roman are the managing directors of GLG Partners Limited and as such each has shared voting power and shared dispositive power over the securities held by the funds; and (5) GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, and Emmanuel Roman disclaim beneficial ownership of the securities held by the funds except for their pecuniary interest therein.

(11)	The address for HBK Investments L.P.; HBK Partners II L.P.; HBK Management L.L.C.; Kenneth M. Hirsh; Laurence H. Lebowitz; William E. Rose; David C. Haley; and Jamiel A. Akhtar is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(12)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2006, by HBK Investments L.P. According to the Schedule 13G/A, HBK Investments L.P. beneficially owns all of the reported shares of Class B common stock pursuant to an investment management agreement, and the following parties may also be deemed to be the beneficial owner of all of such shares: (1) HBK Partners II L.P., the sole general partner of HBK Investments L.P.; (2) HBK Management L.L.C., the sole general partner of HBK Partners II, L.P.; and (3) Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley, and Jamiel A. Akhtar, members of HBK Management L.L.C.

(13)	The address for M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer is Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, United Kingdom.

(14)	This is based on a Schedule 13G filed with the SEC on January 26, 2006, by M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer. According to the Schedule 13G, (1) Marathon Asset Management LLP, an investment adviser, has shared voting power with regard to 5,671,400 shares of Class B common stock, has shared dispositive power with regard to 7,862,600 shares of Class B common stock, and is deemed to beneficially own 7,862,600 shares of Class B common stock and (2) Marathon Asset Management (Services) Ltd, M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer, and Jeremy John Hosking each have shared voting power with regard to 5,671,400 shares of Class B common stock, have shared dispositive power with regard to 7,862,600 shares of Class B common stock, and, as control persons of Marathon Asset Management LLP, are deemed to beneficially own 7,862,600 shares of Class B common stock, but disclaim any direct ownership of such shares.

(15)	The address for Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036.

(16)	This is based on a Schedule 13G filed with the SEC on February 15, 2006, by Morgan Stanley and Morgan Stanley Capital Services Inc. According to the Schedule 13G, Morgan Stanley beneficially owns and has sole voting power and sole dispositive power with regard to 8,853,260 shares of Class A common stock and Morgan Stanley Capital Services Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 8,401,700 shares of Class A common stock.

(17)	The address for Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

(18)	This is based on amendments to Schedules 13G filed with the SEC on February 14, 2006, by Prentice Capital Management, LP and Michael Zimmerman. According to the Schedules 13G/A, the shares of Class A and Class B common stock are beneficially owned by Prentice Capital Management, LP as investment manager for investment funds in which such shares are held. Michael Zimmerman is the managing member of Prentice Management GP, LLC, the general partner of Prentice Capital Management, LP, and of Prentice Capital GP, LLC, the general partner of certain investment funds. Each of Michael Zimmerman and Prentice Capital Management, LP disclaims any beneficial ownership of such shares.

(19)	The address for President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

(20)	This is based on a Schedule 13G filed with the SEC on February 13, 2006, by President and Fellows of Harvard College.

(21)	The address for UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(22)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2006, by UBS AG. According to the Schedule 13G/A, the shares of Class A and Class B common stock were acquired directly by UBS AG and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors (other than Mr. Icahn, one of our non-employee directors, who obtains such assistance from his own advisors) and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2005, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied, except that we believe that Mr. Icahn reported one transaction three days late on a Form 4 during 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the named executive officers for each of our last three fiscal years. Mr. Edward B. Stead, our former Executive Vice President, General Counsel and Executive Vice President Business Development, served in that capacity until February 28, 2006.

Name and Principal Position	Year	Annual Compensation						Long-Term Compensation			All Other Compensation ($)
		Salary($)		Bonus ($)(1)		Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(3)	Securities Underlying Options(#)(4)
John F. Antioco Chairman of the Board and Chief Executive Officer	2005 2004 2003	1,633,333 2,045,192 1,750,000	(5) (5) (5)	— 5,000,000 5,305,125		— 134,747 99,394	(7) (8)	— 26,788,762 —	— 5,000,000 200,000		18,750 18,750 16,462	(6) (6) (6)

Nicholas P. Shepherd Executive Vice President and President, Blockbuster North America	2005 2004 2003	549,615 477,404 445,200		— 277,863 502,780		253,258 62,895 —	(9) (11)	— 3,541,294 —	— — 45,000 20,000	(12)	71,249 86,712 70,612	(10) (10) (10)

Edward B. Stead Former Executive Vice President, General Counsel and Executive Vice President Business Development	2005 2004 2003	546,538 520,673 498,500		— 560,000 560,040		1,919 13,298 9,482	(11) (11) (11)	— 5,499,170 —	— — 150,000 25,000	(12)	13,630 19,126 12,463	(6) (6) (6)

Chris Wyatt Executive Vice President and President, International	2005 2004 2003	616,332 588,216 497,736	(13) (13) (13)	— 347,961 237,175	(13) (13)	519 — —	(11)	— 3,215,020 —	— — 81,000 20,000	(12)	92,582 88,570 74,659	(10) (10) (10)

Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2005 2004 2003	624,615 594,808 568,000		— 675,000 673,946		2,156 13,213 11,450	(11) (11) (11)	— 7,446,490 —	— — 150,000 25,000	(12)	18,750 21,911 14,200	(6) (6) (6)

(1)	This reflects bonuses earned during fiscal 2004 and 2003, respectively. Bonuses were paid during the next fiscal year. No bonuses were paid for fiscal 2005.

(2)	In accordance with the rules of the SEC, other annual compensation does not include perquisites for an individual if the aggregate amount of such perquisites for that individual was less than $50,000. Perquisites provided to the named executive officers may include a car allowance, personal use of the Company plane, an incentive-based trip or costs of supplemental life insurance. In an effort to assist in the Company’s cost containment efforts, each of the named executive officers voluntarily paid for costs associated with one or more of these items for fiscal 2005.

(3)	The amounts in this column represent the aggregate value of restricted shares and restricted share units awarded to the named executive officers during fiscal 2004, as discussed below. No awards of restricted shares or restricted share units were made prior to 2004. Awards of performance-based restricted shares and restricted share units made during fiscal 2005 are set forth below under “—Long-Term Incentive Plans—Awards in Last Fiscal Year.”

On October 21, 2004, pursuant to his employment agreement, Mr. Antioco received 1,728,972 restricted share units that are payable in cash immediately after Mr. Antioco’s termination of employment with the

Company. The value of the restricted share units is based on the average of the closing prices of a share of Class A common stock and Class B common stock on the date of grant, which was $7.01. The restricted share units vest in two equal installments on each of October 14, 2006 and 2007.

On December 10, 2004, Mr. Antioco received 1,648,165 restricted shares of Class A common stock, Mr. Shepherd received 174,078 restricted shares of Class A common stock, Mr. Stead received 394,064 restricted shares of Class A common stock, and Mr. Zine received 556,909 restricted shares of Class A common stock. In addition, Mr. Wyatt received 193,373 restricted share units that are settleable in shares of Class A common stock. These restricted shares and restricted share units were granted in exchange for the cancellation of options pursuant to the Company’s global stock option exchange offer. The value of the restricted shares and restricted share units is based on the closing price of a share of Class A common stock on the date of grant, which was $8.90. The restricted shares and restricted share units vest with respect to one-third of the shares and/or units covered thereby on each of December 20, 2004, 2005 and 2006.

On December 20, 2004, Mr. Shepherd received an award of 200,000 restricted shares of Class A common stock, Mr. Stead received an award of 200,000 restricted shares of Class A common stock, Mr. Wyatt received an award of 150,000 restricted shares of Class A common stock and Mr. Zine received an award of 250,000 restricted shares of Class A common stock. The value of the restricted shares is based on the closing price of a share of Class A common stock on the date of grant, which was $9.96. The restricted shares vest with respect to one-third of the shares covered thereby on each of December 20, 2005, 2006 and 2007.

Recipients of restricted shares have immediate dividend rights with respect to their restricted shares unless and until such shares are forfeited. Restricted share units do not entitle the recipient to receive dividends with respect to such units.

The restricted shares and restricted share units will immediately and unconditionally vest upon a change of control of the Company. A “change of control” is defined in the restricted share and restricted share unit award agreements to generally mean (1) the agreement to acquire or a tender offer for beneficial ownership by any individual, entity or group of 40% or more of either (a) the then outstanding shares of common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or certain business combinations; or (3) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As of December 31, 2005, the aggregate number of restricted shares and restricted share units, as applicable, held by each of the named executive officers and the aggregate dollar value of such shares and share units were as follows: Mr. Antioco held 549,390 restricted shares and 1,728,972 restricted share units ($8,180,773); Mr. Shepherd held 191,359 restricted shares ($717,596); Mr. Stead held 264,688 restricted shares ($992,580); Mr. Wyatt held 100,000 restricted shares and 64,458 restricted share units ($616,718); and Mr. Zine held 352,302 restricted shares ($1,321,133). The dollar values are based on the closing price of a share of Class A common stock on December 30, 2005, which was $3.75, except for Mr. Antioco’s restricted share units, the value of which is based on the average of the closing prices of a share of Class A common stock and Class B common stock on December 30, 2005, which was $3.54.

(4)	Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A common stock.

(5)	This includes (1) $1,250,000 in base salary and $383,333 in deferred compensation for fiscal 2005; (2) $1,045,192 in base salary and $1,000,000 in deferred compensation for fiscal 2004; and (3) $1,000,000 in base salary and $750,000 in deferred compensation for fiscal 2003.

(6)	This consists of employer matching contributions to the Company’s 401(k) and excess 401(k) plans.

(7)	This includes (1) $92,125 for personal use of the Company’s plane; (2) other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation; and (3) $13,449 for reimbursement for taxes.

(8)	This includes (1) $26,793 for personal use of the Company’s plane; (2) $21,581 for an incentive-based trip; (3) other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation; and (4) $31,970 for reimbursement for taxes.

(9)	This consists of (1) reimbursement for taxes for fiscal 2005 and (2) reimbursement for taxes and interest for prior years due to an interpretation of the relevant legislation, in accordance with the terms of the addendum to Mr. Shepherd’s employment agreement relating to his international assignment.

(10)	This consists of employer contributions to Blockbuster’s U.K. defined contribution plan. The amounts disclosed for 2005, 2004 and 2003 reflect a conversion from British pounds to U.S. dollars at average annual conversion rates of 1.82069, 1.83068 and 1.63330, respectively.

(11)	This consists of reimbursement for taxes.

(12)	This reflects options to acquire shares of Viacom Class B common stock. On January 1, 2006, the company formerly known as Viacom Inc. (“Viacom”) announced that it had completed a transaction (the “Viacom Split”) to separate itself into two publicly traded entities: CBS Corporation and ‘New’ Viacom Inc. As a result of the Viacom Split, options to purchase Viacom Class B common stock held by the named executive officers were converted into options to purchase CBS Class B common stock. The amounts of options to purchase CBS Class B common stock currently held by the named executive officers are set forth below under “—Aggregated Option Exercises During 2005 Fiscal Year and Fiscal Year-End Option Values.”

(13)	Mr. Wyatt’s salary and bonus are paid in British pounds. The salary amounts disclosed reflect a conversion from British pounds to U.S. dollars at average conversion rates for 2005, 2004 and 2003 of 1.82069, 1.83068 and 1.63330, respectively. The bonus amounts disclosed reflect a conversion from British pounds to U.S. dollars at the conversion rate on the dates of payment of the bonuses for 2004 and 2003 of 1.86950 and 1.84750, respectively.

Aggregated Option Exercises During 2005 Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to options exercised by the named executive officers during the 2005 fiscal year and the number and value of options held at fiscal year end. We do not have any outstanding stock appreciation rights.

Name	Shares Acquired on Exercise (#)		Value Realized($)(1)	Number of Securities Underlying Unexercised Options as of December 31, 2005				Value of Unexercised In-the-Money Options as of December 31, 2005($)(2)
				Exercisable		Unexercisable		Exercisable		Unexercisable
John F. Antioco	— 94,854	(3) (4)	— 1,786,143	1,666,671 788,220	(5) (6)	3,333,329 —	(5) (6)	— 383,498	(5) (6)	— —	(5) (6)
Nicholas P. Shepherd	— —	(3) (4)	— —	— 24,000	(5) (6)	— —	(5) (6)	— 8,150	(5) (6)	— —	(5) (6)
Edward B. Stead	— —	(3) (4)	— —	— 75,000	(5) (6)	— —	(5) (6)	— —	(5) (6)	— —	(5) (6)
Chris Wyatt	— —	(3) (4)	— —	— 44,000	(5) (6)	— —	(5) (6)	— 8,150	(5) (6)	— —	(5) (6)
Larry J. Zine	— —	(3) (4)	— —	— 115,000	(5) (6)	— —	(5) (6)	— —	(5) (6)	— —	(5) (6)

(1)	Calculated based on the difference between the fair market value of the securities underlying the options and the exercise price of the options at the exercise date.
(2)	Calculated based on the difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 2005.
(3)	Represents shares of Blockbuster Class A common stock acquired on exercise.

(4)	Represents shares of Viacom Class B common stock acquired on exercise.
(5)	Represents securities underlying options to purchase Blockbuster Class A common stock.
(6)	Represents securities underlying options to purchase Viacom Class B common stock. On January 1, 2006, the company formerly known as Viacom Inc. (“Viacom”) announced that it had completed a transaction (the “Viacom Split”) to separate itself into two publicly traded entities: CBS Corporation and “New” Viacom Inc. As a result of the Viacom Split, options to purchase Viacom Class B common stock held by the named executive officers were converted into options to purchase CBS Class B common stock. Pursuant to such conversion, Mr. Antioco currently holds 239,687 exercisable options to purchase CBS Class B common stock at an exercise price of $24.00 and 764,062 exercisable options to purchase CBS Class B common stock at an exercise price of $32.9816; Mr. Shepherd currently holds 5,093 exercisable options to purchase CBS Class B common stock at an exercise price of $24.00 and 25,468 exercisable options to purchase CBS Class B common stock at an exercise price of $30.8849; Mr. Wyatt currently holds 5,093 exercisable options to purchase CBS Class B common stock at an exercise price of $24.00, 25,468 exercisable options to purchase CBS Class B common stock at an exercise price of $31.0184 and 25,468 exercisable options to purchase CBS Class B common stock at an exercise price of $30.8849; and Mr. Zine currently holds 50,937 exercisable options to purchase CBS Class B common stock at an exercise price of $33.5215, 31,835 exercisable options to purchase CBS Class B common stock at an exercise price of $43.3473, 31,835 exercisable options to purchase CBS Class B common stock at an exercise price of $31.0184 and 31,835 exercisable options to purchase CBS Class B common stock at an exercise price of $30.8849. Mr. Stead does not currently hold any options to purchase CBS Class B common stock, as he is no longer employed with the Company.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table provides information related to awards made to the named executive officers under our long-term incentive plans during fiscal 2005.

Name	Number of Shares, Units or Other Rights (#)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
				Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
John F. Antioco	—		—	—	—	—
Nicholas P. Shepherd	142,200	(2)	2 years	71,100	142,200	284,400
Edward B. Stead	102,400	(2)	2 years	51,200	102,400	204,800
Chris Wyatt	102,400	(3)	2 years	51,200	102,400	204,800
Larry J. Zine	142,200	(2)	2 years	71,100	142,200	284,400

(1)	Pursuant to the Company’s long-term incentive compensation program, in August 2005, the Compensation Committee recommended that the Board approve, and the Board approved, awards of performance-based restricted shares of, and performance-based restricted share units settleable in shares of, Blockbuster’s Class A common stock, par value $0.01 per share, for certain key employees, including each of the Company’s named executive officers other than the Chief Executive Officer. However, in light of the Company’s amendment to the covenants contained in the Second Amendment to its Credit Agreement, a condition precedent to the awards was not met, and no shares will be issued under these awards.

As discussed above, a condition precedent to the awards was the Company’s compliance with the covenants contained in the Credit Agreement, dated August 20, 2004 between the Company and the banks named therein, as amended by the Second Amendment and Waiver, dated as of August 8, 2005, with respect to the third and fourth quarters of 2005. The awards were further conditioned on the Company’s achievement of performance goals based on Adjusted Operating Income (as defined in the Amended and Restated 1999 Long-Term Management Plan, as amended to date) and the number of in-store active members plus online subscribers over the two-year period commencing on January 1, 2005 and ending on December 31, 2006. Although no shares will be issued under these awards, the restricted shares and restricted share units would have been granted on May 5, 2007 under the Company’s Amended and Restated 1999 Long-Term

Management Incentive Plan, and would have vested in three installments of equal amounts on each of May 5, 2007, May 5, 2008 and May 5, 2009.

(2)	Represents an award of performance-based restricted shares of the Company’s Class A common stock, par value $0.01 per share.

(3)	Represents an award of performance-based restricted share units settleable in shares of the Company’s Class A common stock, par value $0.01 per share.

Defined Benefit Pension Plans

Through December 31, 1999, the Company participated in a non-contributory qualified defined benefit pension plan and, for some of the Company’s highly compensated employees, a non-qualified excess defined benefit pension plan. Both plans were sponsored by the company formerly known as Viacom Inc. (“Viacom”). The Company’s employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994, for eligibility and vesting purposes. Benefits under both Viacom plans were determined by a formula that uses final average compensation (salary and bonus) and years of benefit service. The benefits under Viacom’s excess defined benefit pension plan are not subject to the provisions of the Internal Revenue Code of 1986, as amended, that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom’s qualified defined benefit pension plan.

The Company’s employees ceased to participate in Viacom’s defined benefit pension plans on December 31, 1999. All of the Company’s employees who were actively employed by the Company and participating in Viacom’s qualified defined benefit pension plan or Viacom’s excess defined benefit pension plan on December 31, 1999, were fully vested in their accrued benefits in Viacom’s plans on that date. The factors used to determine benefits payable under the Viacom plans, compensation and years of service, were also frozen on that date, with Mr. Antioco’s and Mr. Stead’s (1) compensation frozen at $160,000 each for the Viacom qualified defined benefit pension plan and $590,000 and $415,682, respectively, for the Viacom excess defined benefit pension plan and (2) years of service frozen at 1.5 and 1.25, respectively.

The aggregate accrued annual retirement benefit payable under the Viacom qualified defined benefit pension plan and the Viacom excess defined benefit pension plan, assuming payment as a single life annuity at age 65 and not subject to deduction or offset, is approximately $19,200 for Mr. Antioco and approximately $12,200 for Mr. Stead. Messrs. Shepherd, Wyatt and Zine were not participants in the Viacom qualified defined benefit pension plan or the Viacom excess defined benefit pension plan.

In connection with the divestiture of the Company from Viacom in October of 2004, Viacom agreed to retain the accrued liability for benefits for the current and former employees of the Company under the Viacom qualified defined benefit pension plan. The Company agreed to indemnify Viacom for taking certain actions that increase Viacom’s liability under the Viacom qualified defined benefit pension plan. The amount of the indemnity will be determined by the amount of the actuarial loss experienced by Viacom as a result of such action by the Company. After the first $1 million of such actuarial losses, the Company will indemnify Viacom for the next $4 million of such losses. The Company also agreed to assume liabilities attributable to its current and former employees in Viacom’s excess defined benefit pension plan, with the amount of such assumed liability capped at $800,000.

On January 1, 2006, Viacom announced that it had completed a transaction (the “Viacom Split”) to separate itself into two publicly traded entities: CBS Corporation and ‘New’ Viacom Inc. (“New Viacom”). As a result of the Viacom Split, the assets and liabilities of the Company’s employees under Viacom’s qualified defined benefit pension plan were transferred to a New Viacom qualified defined benefit pension plan that is sponsored by New Viacom. In addition, the liabilities of the Company’s employees under Viacom’s excess defined benefit pension plan were transferred to New Viacom’s excess defined benefit pension plan that is sponsored by New Viacom. New Viacom’s defined benefit pension plans have essentially the same terms and provisions as Viacom’s defined benefit pension plans and will be administered by New Viacom. Company participants will be eligible to receive accrued benefits under the New Viacom defined benefit pension plans in accordance with their terms upon their separation from service with the Company.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. For the location of the agreements discussed below in our public SEC filings, please refer to the exhibit index in our Form 10-K for the year ended December 31, 2005.

Employment Agreement with Chairman and CEO

Mr. Antioco’s employment agreement with the Company provides that he will be employed as Chairman and Chief Executive Officer of the Company through October 14, 2009, at an annual salary of $1,250,000. Mr. Antioco’s agreement provides for automatic one-year renewals beginning on October 14, 2008, unless terminated by either party in accordance with the notice provisions in such agreement. Mr. Antioco’s agreement also provides for deferred compensation of $1,150,000 for 2005, and for increases to Mr. Antioco’s deferred compensation of $150,000 annually on each January 1. The deferred compensation will be payable in January of the year after Mr. Antioco ceases to be an executive officer of the Company, and the return on Mr. Antioco’s deferred compensation is approximately equal to the rate of return on Mr. Antioco’s investment portfolio under the Company’s Excess Investment Plan. The Excess Investment Plan permits eligible employees to defer additional salary and bonus compensation than would otherwise be allowed under the Company’s tax-qualified 401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. In addition, Mr. Antioco’s agreement provides for his annual eligibility to receive a bonus pursuant to the Company’s Senior Executive Annual Performance Bonus Plan (as amended, to date, the “Senior Bonus Plan”), formerly known as the Company’s Senior Executive Short-Term Incentive Plan, at a target of 150% of his base salary and deferred compensation. Any bonus is subject to satisfaction of performance objectives, as determined each year in accordance with the Company’s Senior Bonus Plan. In addition, Mr. Antioco is entitled to a car allowance of $1,100 per month and continued access to the Company aircraft. Further, the Company paid the fees and expenses of Mr. Antioco’s counsel incurred on behalf of Mr. Antioco in connection with the negotiation of his agreement.

In accordance with Mr. Antioco’s agreement, Mr. Antioco received (1) options to purchase 5,000,000 shares of the Company’s Class A common stock with an exercise price equal to the fair market value on the date of grant, which options vest in three equal installments on October 14, 2005, October 14, 2006 and October 14, 2007 and (2) 1,728,972 restricted share units that vest in two equal installments on October 14, 2006 and October 14, 2007, and that are payable in cash immediately after Mr. Antioco’s termination of employment with the Company or such later date as may be determined under the terms of the agreement. Each restricted share unit will be valued based on the average of the closing prices of a share of Blockbuster Class A common stock and a share of Class B common stock on the date of termination. Of the 5,000,000 stock options Mr. Antioco was entitled to receive under the agreement, 1,666,666 were awarded on October 21, 2004 at an exercise price of $7.17; 1,666,666 were awarded on November 15, 2004 at an exercise price of $8.39; and the final 1,666,668 were awarded on December 13, 2004 at an exercise price of $8.80. All of the restricted share units Mr. Antioco was entitled to receive under the agreement were awarded on October 21, 2004.

In the event of the termination of Mr. Antioco’s employment without cause (as defined in the agreement) or his voluntary termination for good reason (as defined in the agreement) during the employment term, Mr. Antioco will be entitled to receive (1) salary, bonus and accumulated deferred compensation through the date of termination (pro rated, as applicable); (2) a lump sum cash payment equal to the sum of his salary (at the annualized rate in effect on the date of termination), deferred compensation level (at the annualized rate in effect for the calendar year in which termination occurs) and target bonus for the year of termination, multiplied by two or, if greater, the number of full and partial years remaining in the employment term; and (3) continued benefits for the greater of 24 months or the balance of the employment term. In addition, in such event, Mr. Antioco’s stock options, including options that have not vested by the date of termination, will be exercisable for six months after the date of termination for stock options granted before the effective date of the agreement and two years after the date of termination for stock options granted on or after the effective date of the agreement, but in no event beyond the expiration date of such stock options. All other equity or equity-related awards, including the restricted share units described above, will vest and become payable on the date of such termination of Mr. Antioco’s employment.

In the event of the Company’s termination of Mr. Antioco’s employment for cause (as defined in the agreement) or Mr. Antioco’s termination of his employment with the Company for any reason other than good reason, during the employment term, Mr. Antioco will be entitled to receive any amounts earned but not yet paid to him. In addition, his vested stock options and other equity awards will remain exercisable and will otherwise be treated in accordance with the terms of the plans under which they were granted.

Mr. Antioco will be subject to non-compete provisions in favor of the Company for one year after the termination of his employment without cause or his voluntary termination for good reason (as such terms are defined in the agreement) and 18 months after the termination of his employment for cause (as defined in the agreement).

Mr. Antioco’s agreement provides that, in the event of the termination of Mr. Antioco’s employment within specified time periods before or after a “change in control” (as defined below), immediately after such termination, Mr. Antioco will be entitled to receive (1) salary, bonus and accumulated deferred compensation through the date of termination (pro rated, as applicable); (2) a lump sum cash payment equal to the sum of his salary (at the annualized rate in effect on the date of termination), deferred compensation level (at the annualized rate in effect for the calendar year in which termination occurs) and target bonus for the year of termination, multiplied by three or, if greater, the number of full and partial years remaining in the employment term; and (3) continued benefits for the greater of 36 months or the balance of the employment term. In addition, in such event, Mr. Antioco’s stock options, including options that have not vested by the date of the change of control, will be exercisable for six months after the date of Mr. Antioco’s termination of employment for stock options granted before the effective date of the employment agreement and three years after the date of Mr. Antioco’s termination of employment for stock options granted on or after the effective date of the employment agreement, but not beyond the expiration date of such stock options. All other equity or equity-related awards, including the restricted share units described above, will vest and become payable on the date of such termination of Mr. Antioco’s employment.

A “change of control” is defined in Mr. Antioco’s agreement to mean any of the following: (1) any person or group other than Viacom or an affiliate is or becomes the beneficial owner of 25% or more of the voting stock of the Company; (2) a majority of the Company’s Board consists of individuals other than directors who served on the Board on October 14, 2004 (“incumbent directors”); provided, that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors shall be considered an incumbent director; (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding up of the business of the Company; (4) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the Company’s stockholders immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, more than 50% of the voting stock of the entity or entities, if any, that succeed to the business of the Company); or (5) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the Company’s stockholders immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity.

Mr. Antioco’s agreement also provides that certain payments will be made in the event of Mr. Antioco’s death or permanent disability.

As part of the Company’s cost containment efforts during early 2005, Mr. Antioco asked to forego any deferred compensation payable to him under his agreement in respect of the remainder of the 2005 calendar year, starting with the Company’s first payroll period beginning on or after May 1, 2005, and ending with the Company’s last payroll period that ends on or before December 31, 2005. In order to effect Mr. Antioco’s request, the Company and Mr. Antioco executed an addendum to his agreement with the Company dated March 19, 2005, which addendum reflects his election to forego such compensation. The amount of Mr. Antioco’s foregone deferred compensation, which is approximately $766,667, will continue to be included for purposes of determining the amount of benefits payable to Mr. Antioco under his agreement that are dependent on the amount of his compensation, such as his target bonus and the amount of benefits payable to him in the event of a change in control.

Employment Agreements with Other Named Executive Officers

Mr. Shepherd.    The Company’s employment agreement with Mr. Shepherd provides for automatic renewal on March 1 of each year for a term of two years unless terminated by the Company for any reason. Mr. Shepherd’s agreement provides that he will be employed at a monthly salary of $33,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Shepherd for each of the last three fiscal years is set forth above under “—Summary Compensation Table.” In addition, Mr. Shepherd’s agreement provides that he will be eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2004 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Shepherd to 60% of his salary. Mr. Shepherd’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Shepherd’s agreement provides that he is entitled to a car allowance in accordance with the Company’s policies, as they may be amended from time to time. Mr. Shepherd receives additional perquisites relating to his international assignment pursuant to an addendum to his employment agreement, including various pension, life insurance, home country housing, vacation, home leave, dependent schooling, tax services and relocation benefits. In the event of the termination of Mr. Shepherd’s employment without cause (as defined in the agreement) during the employment term, he will be entitled to receive his salary for 24 months after the date of termination, subject to mitigation after the first twelve months. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months.

Mr. Wyatt.    Mr. Wyatt’s employment agreement is with Blockbuster Entertainment Limited, a subsidiary of the Company, and allows for continued effectiveness until terminated by Blockbuster Entertainment Limited for any reason upon six months’ prior notice or by Mr. Wyatt upon three months’ prior notice. Mr. Wyatt’s agreement provides that he will be employed at an annual salary of £346,000 ($629,959 based on an annual average conversion rate of 1.82069 for 2005), subject to increase pursuant to the authority of the Company’s Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Wyatt for each of the last three fiscal years is set forth above under “—Summary Compensation Table.” In addition, Mr. Wyatt’s agreement provides that he will be eligible to receive an annual bonus pursuant to the Company’s short-term incentive plan or Senior Bonus Plan at a target amount of 60% of his salary (as defined in the Senior Bonus Plan, if applicable). Mr. Wyatt’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Wyatt’s agreement provides that he is entitled, for his sole business use, to a motorcar of a make, model and specification that, in the reasonable opinion of Blockbuster Entertainment Limited, is commensurate with his status, together with appropriate insurance and a fuel card, in accordance with Blockbuster Entertainment Limited’s policies, as they may be amended from time to time. In the event of the termination of Mr. Wyatt’s employment by Blockbuster Entertainment Limited for any reason other than for breach (as defined in the agreement) and conditioned on Mr. Wyatt entering into a valid waiver of claims (a “Compromise Agreement”) against Blockbuster Entertainment Limited and its affiliated companies in a form satisfactory to Blockbuster Entertainment Limited, he will be entitled to receive his salary and bonus compensation for 18 months after the date of termination, subject to mitigation after the first six months. In the event of the termination of Mr. Wyatt’s employment by

Mr. Wyatt for any reason and conditioned on Mr. Wyatt entering into a Compromise Agreement, he will be entitled to receive his salary for six months after the date of termination, subject to mitigation. On February 23, 2006, we announced that Mr. Wyatt was awarded a contingent bonus that would be payable by Blockbuster only in the event of any sale or other disposition of Blockbuster’s international operations or a requisite portion thereof. The amount of the bonus would be equal to one year’s salary (approximately $618,360 based on recent exchange rates), and would be awarded regardless of whether Mr. Wyatt is offered employment with any purchaser.

Mr. Zine.    The Company’s employment agreement with Mr. Zine provides for automatic renewal on March 1 of each year for a term of three years unless terminated by the Company for any reason. Mr. Zine’s agreement provides that he will be employed at a monthly salary of $37,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Zine for each of the last three fiscal years is set forth above under “—Summary Compensation Table.” Additionally, Mr. Zine’s agreement provides that he will be eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2002 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Zine to 60% of his salary. Mr. Zine’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Zine’s agreement provides that he is entitled to a car allowance in accordance with the Company’s policies, as they may be amended from time to time. On February 21, 2006, the Company and Mr. Zine entered into an amendment to Mr. Zine’s employment agreement that provides Mr. Zine with the right to resign from the Company after December 31, 2006. In such event or in the event of any termination of Mr. Zine’s employment without cause (as defined in the agreement), Mr. Zine will be entitled to receive a lump sum severance payment of $1,189,800, payable six months after the date of Mr. Zine’s termination unless he elects to receive such payment earlier. Prior to such amendment, in the event of the termination of Mr. Zine’s employment without cause during the employment term, he would have been entitled to receive his salary for 36 months after the date of termination, subject to mitigation after the first twelve months. In addition, he would have been entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months. Prior to such amendment, however, in the event of Mr. Zine’s resignation, he would not have been entitled to receive severance benefits.

Mr. Stead.    Mr. Stead’s employment with the Company was terminated without cause, effective February 28, 2006. The Company’s employment agreement with Mr. Stead was substantially similar to that of Mr. Zine. It provided for automatic renewal on March 1 of each year for a term of three years unless terminated by the Company for any reason. Mr. Stead’s agreement provided that he was to be employed at a monthly salary of $31,250, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Stead for each of the last three fiscal years is set forth above under “—Summary Compensation Table.” Additionally, Mr. Stead’s agreement provided that he was eligible to receive an annual bonus pursuant to Blockbuster’s short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Beginning with the 2002 calendar year, the former Senior Executive Compensation Committee increased the target bonus for Mr. Stead to 60% of his salary. Bonuses were payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Stead’s agreement provided that he was entitled to a car allowance in accordance with the Company’s policies, as amended from time to time. On February 28, 2006, the Company and Mr. Stead entered into an amendment to Mr. Stead’s employment agreement that provides Mr. Stead with a lump sum severance payment of $1,045,800, payable on a date selected by Mr. Stead, but in no event later than September 1, 2006. This lump sum severance payment is in lieu of the severance payments Mr. Stead was previously entitled to receive under his employment agreement. Prior to the amendment to Mr. Stead’s employment agreement, in the event of the termination of Mr. Stead’s employment without cause (as defined in the agreement) during the employment term, he would have been entitled to receive his salary for 36 months after the date of termination, subject to mitigation after the first twelve months. In addition, he would have been entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months.

Report of the Compensation Committee on Executive Compensation

General

The Compensation Committee of the Board of Directors is responsible for assisting management and the Board in defining and overseeing the Company’s general compensation practices. The Compensation Committee also reviews and approves executive compensation or makes recommendations about executive compensation to the Board or to the other independent directors on the Board.

The Compensation Committee consisted of Gary J. Fernandes and John L. Muething on January 1, 2005. The Board appointed Peter A. Bassi to the Compensation Committee on March 8, 2005, but the Company’s stockholders did not re-elect Mr. Bassi to the Board at the Company’s annual meeting of stockholders on May 11, 2005. The Board appointed Carl C. Icahn to the Compensation Committee on June 9, 2005. Mr. Muething resigned from the Board effective December 31, 2005. As a result of these changes, Mr. Fernandes and Mr. Icahn now constitute the Compensation Committee. The Board has determined that each of them is an independent director as discussed above under “Corporate Governance—Director Independence.”

Compensation Philosophy

The primary objectives of the Compensation Committee when determining compensation for the Company’s executive officers are:

•	setting levels of annual salary, bonus and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry and competitive environment that the Company currently faces;

•	incorporating a performance-based component to executive officer compensation by linking bonus and equity compensation to the Company’s financial and operational performance as well as to individual performance; and

•	providing long-term equity-based compensation, thereby further aligning the interests of the Company’s executive officers with those of the Company’s other stockholders.

The Compensation Committee evaluates its executive compensation practices based on information from a variety of sources, including (1) information from outside consultants about comparative market data and executive compensation trends; (2) information from the Company’s human resources department about internal fairness and the Company’s experience with respect to compensation elements and other factors that influence employee motivation and retention; and (3) the experiences of the Compensation Committee members at other companies.

For use in its review of comparative market data, the Compensation Committee has identified a group of retail companies that have median revenues that are comparable with those of the Company. This retail peer group consists of TJX Companies, Office Depot, 7-Eleven, Toys R Us, Circuit City, Limited Brands, Yum! Brands, Dollar General, AutoZone, Foot Locker, Starbucks, Family Dollar Stores, Bed Bath & Beyond, Barnes & Noble, RadioShack, Ross Stores and Borders. The Compensation Committee also considers executive compensation practices at other companies within the movie rental industry, such as Movie Gallery and Netflix. The Compensation Committee generally targets executive compensation levels between the median and seventy-fifth percentile for the retail peer group.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to the Company’s Chief Executive Officer and its four other highest paid officers, including amounts included in gross income upon exercise of stock options and upon vesting of restricted shares. Section 162(m) provides an exception to this limitation for certain performance-based compensation. Also,

Section 162(m) does not limit the Company’s deduction for compensation paid to individuals who are not among its Chief Executive Officer or next four highest paid officers as of the last day of the Company’s taxable year. Therefore, deferred compensation paid to a former executive officer will not be subject to the limitation on deductibility under Section 162(m).

Except where deemed by the Compensation Committee not to be in the best interests of the Company, the Compensation Committee’s objective is for executive compensation in excess of $1,000,000 to qualify for the performance-based compensation exception. Nevertheless, from time to time the Compensation Committee authorizes compensation that does not meet the exception in order to maintain flexibility with respect to compensating executive officers in a manner designed to promote varying corporate goals. Of the components of compensation for the Company’s executive officers, bonus and certain long-term equity compensation are each typically designed to be deductible under Section 162(m), while salary and perquisites are not.

The named executive officers were not awarded bonuses for fiscal 2005. In addition, the performance-based restricted shares and restricted share units awarded to the named executive officers (other than the Chief Executive Officer) during 2005 did not meet the requirements for deductibility under Section 162(m); however, the Compensation Committee believed that the awards were necessary from an employee retention perspective and appropriate in that they were an effort to link executive compensation to Company financial and operational performance over a two-year period.

Chief Executive Officer’s 2005 Compensation

Mr. Antioco’s 2005 compensation was principally established by the terms of his employment agreement, which was approved by the former Senior Executive Compensation Committee of the Board of Directors (comprised of current director Jackie M. Clegg and former directors Linda Griego and John L. Muething) in June 2004 in connection with the Company’s anticipated divestiture from Viacom. As part of the negotiations about Mr. Antioco’s employment agreement, the Senior Executive Compensation Committee hired an outside compensation consultant that was considered to be a leading authority on executive compensation. As part of its deliberations about Mr. Antioco’s employment agreement, the Senior Executive Compensation Committee considered (1) Mr. Antioco’s accomplishments since joining the Company in 1997; (2) indications received from investors that the retention of Mr. Antioco would be a key consideration from their standpoint; and (3) the necessity of a successful split-off from Viacom. In addition, the Senior Executive Compensation Committee reviewed the compensation of the CEOs of (1) direct competitors of the Company (such as Hollywood Entertainment, Movie Gallery and Netflix); (2) indirect retail competitors of the Company (such as Borders, Barnes & Noble, Albertsons, Saks and Dollar General); (3) certain of Viacom’s competitors (such as Clear Channel Communications and Gannett Co.); and (4) Viacom’s COO and CFO. Further, the Senior Executive Compensation Committee compared Mr. Antioco’s proposed compensation with that of thirty CEOs in a broad industry survey group and with the compensation of the CEOs of a peer retail survey group (including 7-Eleven, Corporate Express, Dollar General, Gap, Foot Locker, Liz Claiborne, Office Depot, Polo Ralph Lauren and Starbucks). Based on the advice of its outside consultant and this review of benchmark compensation for comparable CEOs, the Senior Executive Compensation Committee determined that a multiple-component agreement would be advisable and consistent with the Company’s compensation philosophy.

Therefore, the Senior Executive Compensation Committee reviewed the key proposed components of Mr. Antioco’s compensation, including salary, bonus, deferred compensation, equity compensation, accumulated realized and unrealized stock option grants, perquisites and other personal benefits, and the potential effect on and cost to the Company of severance and change-in-control scenarios. Based on this review, the Senior Executive Compensation Committee established the various components of compensation in Mr. Antioco’s employment agreement, including salary (to address market data and related retention considerations), bonus (to address a pay-for-performance component), deferred compensation (to address Section 162(m)), stock options (to address alignment with stockholder interests), and restricted share units to be settled only upon termination of executive status (to address alignment of stockholder interests and Section 162(m)). In determining the long-term incentive component of Mr. Antioco’s compensation, the Senior Executive Compensation Committee also considered the appropriate appreciation factor to incorporate for a five-year employment agreement. In determining the grant dates for the equity components of Mr. Antioco’s compensation, the Senior Executive Compensation Committee decided to spread out the grants in order to avoid a base value that would potentially be unfair to Mr. Antioco or to stockholders, given the potential for stock price volatility after the split-off. Upon conclusion of its negotiations in June 2004, the Senior Executive Compensation Committee approved Mr. Antioco’s employment agreement, which was dated June 18, 2004, but by its terms would become effective only if and when Viacom ceased to own more than 50% of the voting power of the Company. The employment agreement became effective on October 14, 2004, when the Company successfully split-off from Viacom. The terms of Mr. Antioco’s employment agreement are discussed in more detail above under the heading “—Employment Contracts and Termination of Employment and Change-in-Control Arrangements—Employment Agreement with Chairman and CEO.”

Pursuant to his employment agreement, during 2005, Mr. Antioco (1) received a base salary of $1,250,000; (2) was entitled to receive additional, deferred compensation of $1,150,000; (3) received a car allowance of $1,100 per month; and (4) was entitled to continued use of the Company aircraft. Mr. Antioco’s deferred compensation is payable in January of the first calendar year in which he ceases to be an executive officer of the Company. The return on Mr. Antioco’s deferred compensation is approximately equal to the rate of return on Mr. Antioco’s investment portfolio under the Company’s Excess Investment Plan. The Excess Investment Plan permits eligible employees to defer additional salary and bonus compensation than would otherwise be allowed under the Company’s tax-qualified 401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. For a copy of the Excess Investment Plan and the amendments thereto, please refer to the Company’s Form 8-K filed on December 16, 2005, Form 10-Q for the period ended September 30, 2004, filed on November 8, 2004, and Form 10-K for the year ended December 31, 2003, filed on March 15, 2004. As discussed above under “—Employment Contracts and Termination of Employment and Change-in-Control Arrangements—Employment Agreement with Chairman and CEO,” Mr. Antioco elected to forego approximately $766,667 in deferred compensation for 2005 as part of the Company’s cost containment efforts during early 2005, and therefore accrued only $383,333 of deferred compensation for 2005. In addition, Mr. Antioco’s employment agreement confirms his continued annual eligibility for a bonus under the Company’s Senior Bonus Plan at a target of 150% of the salary and deferred compensation to which he was entitled during the year. Mr. Antioco did not receive a bonus for fiscal 2005 as a result of the fact that the pre-established operating income target was not satisfied. In addition, because Mr. Antioco received equity compensation under his employment agreement during 2004, he was not awarded any additional equity-based grants during 2005.

Compensation of Other Executive Officers

Fiscal 2005 compensation for the Company’s other executive officers was comprised of base salary. In its review of compensation for the Company’s other executive officers, the Compensation Committee considered the following in making its executive compensation decisions: (1) the aggregate amounts and mix of individual components of executive compensation; (2) comparative market data obtained from its outside compensation consultant, Mercer Human Resources Consulting (“Mercer”), about the compensation of executives in similar positions at companies in the retail peer group; (3) the nature of each executive officer’s position, including information from the Chief Executive Officer about the requirements of the particular position and about the Company’s desire to retain the executive given the executive’s knowledge of and loyalty to the Company; (4) information from Mercer regarding trends in executive compensation; and (5) Mercer’s assessment of individual executive officer compensation packages.

Salary and Bonus.    The Compensation Committee views cash compensation as a key element of overall executive compensation. To that end, the Compensation Committee targets base salary and incentive compensation in a manner that will allow the Company to implement competitive cash compensation plans with emphasis on pay-for-performance, retention and increasing stockholder value. Executive officer salaries are reviewed annually and may also be reviewed upon a promotion or other change in job responsibilities. Executive officer bonuses are also considered annually, and are determined based on both Company and individual achievement.

Fiscal 2005 salaries were designed to be consistent with competitive practice based on market assessments provided by Mercer, as well as functional responsibility within the Company, and were based on recommendations from the Chief Executive Officer. During its annual consideration of merit increases for the Company’s executive officers, the Compensation Committee considered peer comparisons and an analysis of total compensation packages, as well as of the individual elements of the respective compensation packages, that Mercer provided. In addition, the Compensation Committee considered the multiple roles required to be filled by the Company’s executives, many of which were beyond the traditional roles for executives in similar positions at other companies, and the extensive experience and institutional knowledge of these officers. The Compensation Committee also considered the fact that the Chief Executive Officer believed it was critical for the Company to retain its executive officers given the various special circumstances that the Company had recently faced and would continue to face, such as (1) a declining rental industry; (2) the Company’s split-off from Viacom; (3) implementation of the Company’s strategic initiatives, such as its “end of late fees” program; (4) the Company’s efforts to acquire a major competitor; (5) headcount and significant SG&A reductions; and (6) the challenges to the Company’s strategic direction and management reflected in the proxy fight associated with the 2005 annual meeting of stockholders. Actual 2005 salaries earned by each of the executive officers are set forth above under “—Summary Compensation Table.”

Executive officer bonuses are awarded under the Senior Bonus Plan and are based on achievement of the same operating income target as is the bonus for the Chief Executive Officer. As with Mr. Antioco, the other executive officers did not receive a bonus for fiscal 2005 as a result of the fact that the pre-established operating income target was not satisfied.

Long-Term Compensation.    The Compensation Committee believes that the use of restricted shares appropriately links executive interests to enhancing stockholder value and enhances the retentive value of the Company’s equity compensation awards. In addition, the Compensation Committee believes that the inclusion of a performance-based component to such awards further solidifies the concept of executive officers as owners and further aligns their interests with those of the Company’s other stockholders.

Pursuant to the Company’s long-term incentive compensation program, in August 2005, the Compensation Committee recommended that the Board approve, and the Board approved, awards of performance-based restricted shares of, and performance-based restricted share units settleable in shares of, Blockbuster’s Class A common stock for certain key employees, including each of the Company’s executive officers other than the Chief Executive Officer. However, in light of the Company’s amendment to the covenants contained in the Second Amendment to its Credit Agreement, a condition precedent to the awards was not met, and no shares will be issued under these awards.

The size of the awards were based on (1) a benchmarking analysis performed by Mercer comparing the compensation of the Company’s executives to that of executives in similar positions at the retail peer group companies and (2) a total compensation review with respect to each of the named executive officers. In addition, the Chief Executive Officer made recommendations about the size of the awards for individual executive officers based on an evaluation of each executive officer’s ability to influence the Company’s long-term growth and profitability, outstanding past individual performance and contribution to the Company, and the executive’s level and scope of responsibility and experience. In determining the recommended size of the awards, the Compensation Committee also considered (1) the declining rental industry in which the Company operates; (2) the workload expected from the Company’s executive officers in order to fully and effectively implement the Company’s strategic initiatives that are designed to respond to declining industry conditions; (3) the anticipated effect of the full implementation of the Company’s initiatives on the Company’s near-term results; (4) recent losses of key employees to peer group companies; and (5) the limited number of individuals capable of impacting the Company’s business, given the current industry challenges. The performance-based awards to each of the named executive officers are set forth above under “—Long-Term Incentive Plans—Awards in Last Fiscal Year.”

As discussed above, a condition precedent to the awards was the Company’s compliance with the covenants contained in the Credit Agreement, dated August 20, 2004 between the Company and the banks named therein, as amended by the Second Amendment and Waiver, dated as of August 8, 2005, with respect to the third and fourth quarters of 2005. The awards were further conditioned on the Company’s achievement of performance goals based on Adjusted Operating Income (as defined in the Amended and Restated 1999 Long-Term Management Plan, as amended to date) and the number of in-store active members plus online subscribers over the two-year period commencing on January 1, 2005 and ending on December 31, 2006. Although no shares will be issued under these awards, the restricted shares and restricted share units would have been granted on May 5, 2007, and would have vested in three installments of equal amounts on each of May 5, 2007, May 5, 2008 and May 5, 2009. The actual number of restricted shares or restricted share units issued upon achievement of the performance goals could have ranged from 50% to 200% of the target awards.

Summary

The Compensation Committee believes that its actions with respect to 2005 executive compensation were consistent with its focus on (1) setting competitive compensation levels that allow the Company to attract and retain quality executives; (2) emphasizing performance-based compensation; and (3) providing equity-based compensation that further aligns the interests of the Company’s executive officers to those of its other stockholders. The Compensation Committee intends to evaluate the Company’s compensation practices on a regular basis.

Compensation Committee of the Board of Directors

Gary J. Fernandes, Chair
Carl C. Icahn (from June 9, 2005)

Comparative Performance Graphs

The following graph compares the cumulative total stockholder return on our Class A common stock over the five-year period ending December 31, 2005, with the cumulative total return during such period of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Hemscott Industry Group Index (formerly known as the Coredata Industry Group Index) 743-Music & Video Stores (“Hemscott Group Index”). The comparison assumes $100 was invested on December 29, 2000, in our Class A common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparison of Cumulative Total Return

of Blockbuster Inc. Class A Common Stock, the Hemscott Group Index and the S&P 500 Index

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
BLOCKBUSTER INC. CLASS A COMMON STOCK	100.00	302.18	147.40	217.00	183.88	72.59
HEMSCOTT GROUP INDEX*	100.00	297.22	171.91	286.15	233.26	170.37
S&P 500 INDEX	100.00	88.12	68.64	88.33	97.94	102.75

*	The Hemscott Group Index consists of the following issuers: Blockbuster Inc. (Class A and Class B common stock); Castle & Morgan Holdings, Inc.; GameZnFlix, Inc.; Movie Gallery, Inc.; Netflix, Inc.; Nutech Digital, Inc.; and Trans World Entertainment Corporation.

The following graph compares the cumulative total stockholder return on our Class B common stock with the cumulative total return of the S&P 500 Index and the Hemscott Group Index from October 14, 2004, the date on which our Class B common stock began trading on the NYSE, through December 31, 2005. The comparison assumes $100 was invested on October 14, 2004, in our Class B common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparison of Cumulative Total Return

of Blockbuster Inc. Class B Common Stock, the Hemscott Group Index and the S&P 500 Index

	10/14/04	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
BLOCKBUSTER INC. CLASS B COMMON STOCK	100.00	115.51	109.85	113.00	59.00	43.86
HEMSCOTT GROUP INDEX*	100.00	109.70	115.94	122.47	98.69	86.22
S&P 500 INDEX	100.00	109.23	106.88	108.35	112.25	114.60

*	The Hemscott Group Index consists of the following issuers: Blockbuster Inc. (Class A and Class B common stock); Castle & Morgan Holdings, Inc.; GameZnFlix, Inc.; Movie Gallery, Inc.; Netflix, Inc.; Nutech Digital, Inc.; and Trans World Entertainment Corporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2005, concerning shares of Blockbuster Class A common stock and Blockbuster Class B common stock authorized for issuance under all of our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	8,221,065	(1)	$8.80	(2)	26,670,477	(3)
Equity compensation plans not approved by stockholders	—		N/A		—

Total	8,221,065		$8.80		26,670,477

(1)	Includes 7,304,430 shares of Blockbuster Class A common stock issuable upon exercise of outstanding options and 916,635 restricted share units settleable in shares of Blockbuster Class A common stock. The options and the restricted share units were issued under the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan (the “1999 Plan”) and/or the Blockbuster Inc. 2004 Long-Term Management Incentive Plan (together with the 1999 Plan, the “Compensation Plans”).

(2)	The weighted-average exercise price does not take into account the restricted share units discussed in footnote (1) above because the restricted share units do not have an exercise price upon vesting.

(3)	Includes an aggregate of 26,511,422 shares reserved at year-end 2005 for future issuance under the Compensation Plans; 141,555 shares reserved at year-end 2005 for future issuance under the Amended and Restated Compensation Plan for Non-Employee Directors; and 17,500 shares reserved at year-end 2005 for future issuance under the Amended and Restated Chairman’s Award Plan. These shares are in addition to shares reserved for future issuance upon the exercise of options and vesting of restricted share units included in column (a) in the table.

AUDIT COMMITTEE AND INDEPENDENT AUDITORS

Audit Committee Report

A primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of Blockbuster’s financial reports and other financial information provided by Blockbuster to its stockholders, the public and others. In addition, the Audit Committee is directly responsible for the appointment and oversight of the work of Blockbuster’s independent auditors. The Committee operates under a written charter adopted by the Board, a copy of which is attached hereto as Appendix A. Management has the responsibility for the financial statements and the reporting process, including establishing and maintaining adequate internal control over financial reporting. Blockbuster’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on (1) the conformity of Blockbuster’s audited financial statements to accounting principles generally accepted in the United States of America; (2) the effectiveness of Blockbuster’s internal control over financial reporting; and (3) management’s assessment of the effectiveness of Blockbuster’s internal control over financial reporting in accordance with the standards adopted by the Public Company Accounting Oversight Board.

In this context, the Audit Committee reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements to be included in Blockbuster’s annual report on Form 10-K for the year ended December 31, 2005. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP that firm’s independence from Blockbuster and its management.

In reliance on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blockbuster’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Audit Committee of the Board of Directors

Robert A. Bowman, Chair

Jackie M. Clegg

Strauss Zelnick

Audit and Non-Audit Fees

The table below sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other professional services provided to Blockbuster in each of the last two fiscal years:

	Fiscal 2005	Fiscal 2004
Audit Fees	$3,874,000	$4,230,000
Audit-Related Fees	334,000	173,000
Tax Fees	151,000	176,000
All Other Fees	—	12,000

Total Fees	$4,359,000	$4,591,000

•	Audit Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2005 and 2004 for professional services rendered for the audit of Blockbuster’s annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for such fiscal years, were approximately $3,874,000 and $4,230,000, respectively.

•	Audit-Related Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2005 and 2004 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and that are not reported under “—Audit Fees” above, were approximately $334,000 and $173,000, respectively. For fiscal 2005, these services included a review of preferred stock offering materials and the preparation of a related comfort letter, costs incurred for the potential acquisition of Hollywood Entertainment Corporation, costs to prepare for the registration of debt securities and audits of employee benefit plans. For fiscal 2004, these services included a review of debt offering materials and the preparation of a related comfort letter, as well as audits of employee benefit plans and various marketing funds.

•	Tax Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended December 31, 2005 and 2004 for professional services rendered for tax compliance, tax advice, and tax planning were approximately $151,000 and $176,000, respectively. For fiscal 2005 and 2004, these services consisted of tax compliance, tax planning and tax advice with respect to various federal, state, local and international tax returns and tax audits, including tax matters relating to employees on international assignment.

•	All Other Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in fiscal year ended December 31, 2004 for services provided to Blockbuster, other than the services described above, were approximately $12,000. For fiscal 2004, these services related to required court appearances on behalf of Blockbuster related to litigation in Canada.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to Blockbuster by its independent auditors and the related fees. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including that (1) the skill set necessary for the engagement should be unique to Blockbuster’s independent auditors and (2) the engagement should not involve work that would result in our independent auditors eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its Chair to approve certain non-audit engagements that do not exceed $20,000 individually and $100,000 in the aggregate annually, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting. The Audit Committee has also designated an alternate committee member to approve such engagements in the event the Audit Committee Chair is unavailable.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with the term of office of one class expiring each year at our annual stockholders meeting. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board has proposed nominees for election as Class I directors with terms expiring at our 2009 annual meeting of stockholders or until their successors have been elected and qualified. All duly submitted and unrevoked proxies solicited by the Board will be voted for the nominees set forth below, except where authorization to so vote is withheld. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board, unless the Board chooses to reduce the number of directors serving on the Board in that situation. Each of the nominees has indicated his or her willingness to serve as a member of the Board if elected.

Class I Nominees—Terms Expiring in 2009

Information concerning the nominees proposed by the Board for election as Class I directors is set forth below:

Name	Age	Current Position with the Company
John F. Antioco	56	Chairman of the Board and Chief Executive Officer
Robert A. Bowman(1)	51	Director
Jackie M. Clegg(2)	44	Director

(1)	Mr. Bowman, who was appointed to the Board in 2004, was initially referred to Blockbuster by a third party search firm.

(2)	Ms. Clegg, who was appointed to the Board in 2003, was initially referred to Blockbuster by an executive officer other than our Chief Executive Officer.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Class I Director named above. The management proxy holders will vote all proxies received FOR election unless duly instructed otherwise.

Continuing Directors

Information concerning the present Class II and Class III directors whose terms of office will continue after the meeting is set forth below:

Class II Directors—Terms Expiring in 2007

Name	Age	Current Position with the Company
Gary J. Fernandes	62	Director

Class III Directors—Terms Expiring in 2008

Name	Age	Current Position with the Company
Edward Bleier	76	Director
Carl C. Icahn	70	Director
Strauss Zelnick	48	Director

Backgrounds of Directors

Set forth below is a description of the background of each of our current directors:

John F. Antioco has served as Blockbuster’s Chairman of the Board of Directors and Chief Executive Officer since 1997 and served as our President from 1997 until 2001. Mr. Antioco serves as Chairman of the board of directors of Main Street Restaurant Group, Inc. and is a member of the board of governors of the Boys & Girls Clubs of America.

Edward Bleier was elected as a director of Blockbuster in May 2005. Mr. Bleier was with Warner Bros. Entertainment Inc., New York, New York, from October 1969 to January 2005, where he served, partly, as President of Domestic Pay-TV, Cable and Networks Features, encompassing feature films, TV programming, animation, network sales, video-on-demand and consumer marketing. Mr. Bleier is a member of the board of directors of RealNetworks, Inc. and CKX, Inc. He is also Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and The Bleier Center for Television and Popular Culture at Syracuse University and is a member of the Council on Foreign Relations. He also authored the 2003 New York Times bestseller “The Thanksgiving Ceremony.”

Robert A. Bowman was appointed as a director of Blockbuster in December 2004. He has served as President and CEO of Major League Baseball Advanced Media LP, the interactive media and internet company of Major League Baseball, since 2000. Mr. Bowman serves as President of the Michigan Education Trust and is a member of the board of directors of World Wrestling Entertainment Inc. and Warnaco Group Inc.

Jackie M. Clegg was appointed as a director of Blockbuster in July 2003. She serves as Managing Partner of Clegg International Consultants, LLC, an international strategic consulting firm she founded in September 2001, specializing in emerging markets. In July 2001, Ms. Clegg stepped down as Vice Chairman and First Vice President of the Export-Import Bank of the United States, financier to foreign buyers of U.S. goods and services, after serving in that role since June 1997. She also served as its Chief Operating Officer from January 1999 through fiscal year 2000. Ms. Clegg also serves on the board of directors and audit committees of CBOT Holdings Inc. (Chicago Board of Trade), Brookdale Senior Living Inc., Cardiome Pharma Corp. and Javelin Pharmaceuticals Inc. In accordance with the listing standards of the NYSE, Blockbuster’s Board of Directors has determined that Ms. Clegg’s simultaneous service on Blockbuster’s Audit Committee and on the audit committees of the foregoing public companies does not impair Ms. Clegg’s ability to effectively serve on Blockbuster’s Audit Committee.

Gary J. Fernandes was appointed as a director of Blockbuster in December 2004. He has served as Chairman of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Since his retirement as Vice Chairman from Electronic Data Systems Corporation in 1998, he founded Convergent Partners, a venture capital fund focusing on buyouts of technology enabled companies. In addition, from 2000 to 2001, Mr. Fernandes served as Chairman and CEO of GroceryWorks.com, an internet grocery fulfillment company. In November 1998, he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was President and sole shareholder of Voyagers. Voyagers filed a petition under Chapter 7 of the federal bankruptcy laws in October 2001. Mr. Fernandes serves on the board of directors of BancTec, Inc. and Computer Associates International, Inc. He is also a member of the board of governors of the Boys & Girls Clubs of America and Trustee for the O’Hara Trust and the Hall-Voyer Foundation.

Carl C. Icahn was elected as a director of Blockbuster in May 2005. Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Mr. Icahn is and has been since 1994 a majority shareholder, the Chairman of the Board and a director of American Railcar Industries, Inc. (“ARI”). ARI is primarily engaged in the business of manufacturing, managing, leasing and selling of railroad freight and tank cars. Mr. Icahn was Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer, from 1968 through 2005. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business and casino entertainment business. Mr. Icahn has been a director of Cadus Corporation, a firm that holds various biotechnology patents, since 1993. From August 1998 to August 2002, Mr. Icahn served as Chairman of the Board of Maupintour Holding LLC (f/k/a/ Lowestfare.com, LLC), an internet travel reservations company. From October 1998 through May 2004, Mr. Icahn was the President and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Since September 29, 2000, Mr. Icahn has served as the Chairman of the Board of GB Holdings, Inc., which owns all of the outstanding stock of Atlantic Coast Entertainment Holdings, Inc., which through its wholly-owned subsidiary owns and operates The Sands Hotel and Casino in Atlantic City, New Jersey. Mr. Icahn also serves in the same capacity with Atlantic Coast Entertainment Holdings, Inc. Mr. Icahn has also served as Chairman of the Board and a director of XO Holdings, Inc., a telecommunications company, and its predecessor since 2003.

Strauss Zelnick was elected as a director of Blockbuster in May 2005. Mr. Zelnick founded ZelnickMedia LLC, an investment and advisory firm specializing in media and entertainment, in 2001. ZelnickMedia holds interests in an array of media enterprises, providing general management and strategic advisory services in the United States, Canada, Europe, Asia and Australia. From 1998 to 2000, Mr. Zelnick served as President and Chief Executive Officer of BMG Entertainment, Inc., a music and entertainment unit of Bertelsmann A.G. Mr. Zelnick served as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Mr. Zelnick is Chairman of the Board of CME, Inc., Direct Holdings Worldwide, Inc. and OTX, Inc. Mr. Zelnick is a director of Carver Bancorp, Inc., Reed Elsevier PLC, Reed Elsevier N.V. and Reed Elsevier Group plc.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Blockbuster’s independent auditors to audit our consolidated financial statements for fiscal 2006 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the annual stockholders meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Board Recommendation on Proposal

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent auditors for fiscal 2006. The management proxy holders will vote all proxies received FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board knows of no other business or nominees as of the date of printing this proxy statement other than the two proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in the interest of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to our 2007 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by the Secretary of Blockbuster no later than December 26, 2006. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

Our bylaws currently provide that, in order for a proposal that is not intended to be included in our proxy statement to be properly submitted as business to come before our 2007 annual stockholders meeting, the proposal must be received by us no earlier than the close of business on January 25, 2007 and no later than the close of business on February 24, 2007. If the date of the 2007 annual meeting is more than 30 days before or more than 70 days after May 25, 2007 (the one year anniversary of the date of our 2006 annual meeting), then the proposal must be received by us no earlier than the close of business on the 120th day prior to the 2007 annual meeting and no later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by Blockbuster. For any such matter to be properly submitted as business to come before the annual meeting, the proposal must comply with the procedures specified in our bylaws. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

In addition to the requirements in our bylaws regarding stockholder proposals generally, our bylaws also provide that a stockholder may nominate a person for election to our Board only if written notice of such nomination(s) is received by the Secretary within the applicable time period set forth above and such notice includes certain specified information, including: (1) all information relating to each person whom the stockholder proposes to nominate for election as a director that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Blockbuster.

By Order of the Board of Directors,

Bryan J. Pechersky

Vice President and Secretary

April 25, 2006

Appendix A

BLOCKBUSTER INC.

AUDIT COMMITTEE CHARTER

(as adopted December 14, 2005)

I.	Purpose

The primary purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Blockbuster Inc. (the “Company”) are to assist the Board in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Company’s financial reports and other financial information provided by the Company to its stockholders, the public and others; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications, independence and performance; and (iv) the performance of the Company’s internal audit function, including its systems of internal controls. The Committee’s functions also include preparation of the audit committee report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

II.	Composition

A.	Members; Qualifications

The Committee shall consist of at least three members of the Board, each of whom is “independent,” as defined by the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the collective qualifications of the members of the Committee shall satisfy the requirements of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange with respect to financial literacy, expertise and experience. Each member of the Committee is expected to notify the Chair of the Nominating/Corporate Governance Committee of the Board of his or her intention to become a member of the audit committee of the board of directors of another company in advance of accepting such new position. To the extent permitted by applicable law, the Committee may delegate authority to any member of the Committee as it deems appropriate.

B.	Appointment, Removal and Replacement

The members of the Committee shall be appointed annually by the Board in accordance with the Company’s bylaws and taking into account the recommendation of the Nominating/Corporate Governance Committee of the Board. The members of the Committee may be removed or replaced by the Board, and any vacancies on the Committee shall be filled by the Board, in accordance with the Company’s bylaws and taking into account the recommendation of the Nominating/Corporate Governance Committee of the Board.

C.	Chair

The Chair of the Committee shall be elected by the Board, taking into account the recommendation of the Nominating/Corporate Governance Committee of the Board.

III.	Meetings

The Committee shall meet no less frequently than the number of regularly scheduled meetings of the Board and shall otherwise meet as often as is necessary to carry out its responsibilities. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Each member of the Board and members of management are free to suggest the inclusion of items on the agenda. To foster open communication, the Committee shall meet periodically with the independent auditors, the Company’s internal audit group, management and the general counsel in separate executive sessions.

IV.	Duties and Responsibilities

A.	Independent Auditors

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the accounting firm employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (the “independent auditors”). The independent auditors are ultimately accountable to the Board and the Committee and shall report directly to the Committee. In carrying out its responsibilities, the Committee shall:

•	have the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors (subject, if applicable, to stockholder approval or ratification), including the authority to pre-approve all audit and non-audit services to be provided by the independent auditors and the related fees;

•	at least annually, obtain and review a report by the independent auditors regarding the independent auditors’ internal controls and independence, including a description of (i) the independent auditors’ internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

•	in order to assess the independent auditors’ independence, at least annually, obtain and review a formal written statement by the independent auditors delineating all relationships between the independent auditors and the Company;

•	actively engage in a dialogue with the independent auditors with respect to any disclosed relationships between the independent auditors and the Company or services that may impact the objectivity and independence of the independent auditors;

•	pre-approve the hiring of (i) any employee or former employee of the independent auditors who was a member of the Company’s audit team during the preceding three fiscal years and (ii) any employee or former employee of the independent auditors (within the preceding three fiscal years) for senior positions within the Company, regardless of whether that person was a member of the Company’s audit team;

•	review with the independent auditors any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any management letter provided by the independent auditors to the Company and the Company’s response to such letter;

•	oversee resolution of disagreements between management and the independent auditors regarding financial reporting; and

•	at least annually, evaluate, and report to the full Board on, the performance, qualifications and independence of the Company’s independent auditors and the lead partner for the Company’s account, including a review and evaluation of the lead partner’s rotation schedule.

B.	Financial Reporting

In carrying out its responsibilities with respect to oversight of the Company’s financial reporting, the Committee shall:

•	meet to review and discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, including a review and discussion of the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	review the scope and results of the independent auditors’ audit of the Company’s annual financial statements, accompanying footnotes and its report thereon, including any significant changes required in the independent auditors’ audit plans;

•	discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 71, as modified by Statement on Auditing Standards No. 90 and as may be further modified;

•	review and discuss with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including matters such as (i) the selection, application and disclosure of critical accounting policies; (ii) major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; (iii) the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (iv) other significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative treatments of financial information permitted within accounting principles generally accepted in the United States;

•	discuss earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	review and discuss with management, the internal audit staff, and the independent auditors the Company’s policies with respect to risk assessment and risk management, as well as major risk exposures and the process used to manage those exposures that could have a material effect on the Company’s financial statements; and

•	review and discuss related party transactions with management and the independent auditors.

C.	Internal Audit

In carrying out its responsibilities with respect to oversight of the Company’s internal audit function, the Committee shall:

•	review the proposed scope and plan of the work to be done by the Company’s internal audit group and the coordination of such plans with the independent auditors;

•	review with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function;

•	review and discuss with management, the independent auditors and the Company’s internal audit group (i) the adequacy and effectiveness of the Company’s system of internal controls, including management’s assessment thereof; and (ii) related recommendations of the independent auditors and management’s responses to such recommendations; and

•	establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

D.	Compliance with Legal and Regulatory Requirements

In carrying out its responsibilities with respect to oversight of the Company’s compliance with legal and regulatory requirements, the Committee shall:

•	review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies;

•	review with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities; and

•	obtain reports from management, the Company’s internal audit group and the independent auditors regarding compliance with applicable legal and regulatory requirements.

E.	Reports to the Board

The Committee shall make regular reports to the Board, which should include reviews of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

V.	Annual Performance Evaluation

The Committee shall review its own performance annually. The results of such evaluation shall be reported to the entire Board.

VI.	Annual Charter Assessment

The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

VII.	Outside Advisors; Scope of Responsibilities

The Committee shall have the authority to engage, and determine the fees of, independent counsel and other advisors as it determines necessary to carry out its duties. The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditors to audit those financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

VIII.	Funding

The Company will provide the funding the Committee determines necessary to (i) compensate the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensate any advisors the Committee determines to retain and (iii) pay for any ordinary administrative expenses that are necessary and appropriate for the Committee to carry out its duties.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Class I Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends that stockholders vote FOR its nominees.

Please review carefully the proxy statement delivered with this proxy card.

01 - John F. Antioco	For	Withhold
	☐	☐

02 - Robert A. Bowman	☐	☐

03 - Jackie M. Clegg	☐	☐

B Issue

The Board of Directors recommends that stockholders vote FOR the proposal listed below.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	For ☐	Against ☐	Abstain ☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – ANNUAL MEETING OF STOCKHOLDERS

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Larry J. Zine and Bryan J. Pechersky as proxies and attorneys-in-fact, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. Class A Common Stock and Blockbuster Inc. Class B Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at Blockbuster Inc.’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on May 25, 2006, at 10:00 a.m., Central Daylight Time, and to vote, in their discretion, upon such business as may properly come before the meeting or any adjournment thereof, with all powers that the undersigned would possess if present at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

NOTE TO PARTICIPANTS IN THE BLOCKBUSTER INVESTMENT PLAN: Please submit your proxy (whether by Internet, phone or mail) by May 22, 2006 so that your eligible 401(k) plan shares will be represented at the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY BY FOLLOWING THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS PROVIDED BELOW.

(Continued and to be signed and dated on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two alternate voting methods outlined below to vote your proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE	• Mark, sign and date the proxy card.
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.	• Return the proxy card in the postage-paid envelope provided.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 1:00 A.M., CENTRAL TIME, ON MAY 25, 2006.

THANK YOU FOR VOTING